EXHIBIT 99.1


                       AMERICAN NATURAL ENERGY CORPORATION
                           7030 South Yale, Suite 404
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473

   AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES RESULTS OF THIRD QUARTER 2003
                                   OPERATIONS

TULSA, OKLAHOMA, NOVEMBER 18, 2003. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced today results of operations for the nine and three month periods ended September 30, 2003. ANEC incurred a net loss of US$3,929,000 (US$0.15 per share) in the nine months ended September 30, 2003 compared to a net loss of US$983,000 (US$0.04 per share) for the same period in 2002. During the nine months ended September 30, 2003, revenues were comprised of oil and gas sales and operations income totaling US$1,352,000 compared with oil and gas sales of US$234,000 in 2002.

ANEC incurred a net loss of US$444,000 (US$0.02 per share) in the three months ended September 30, 2003 compared to net loss of US$374,000 (US$0.01 per share) for the same period in 2002. During the three months ended September 30, 2003, income was comprised of oil and gas and operations revenues of US$629,000 compared with US$231,000 in 2002.

Production for the nine months ended September 30, 2003 amounted to 44,000 barrels of oil with no natural gas compared to 7,200 barrels of oil and 13,000 mcf of natural gas for the same period in 2002. Average prices for the nine months periods were US$30.29 per barrel in 2003 compared to US$27.03 per barrel and US$2.58 per mcf in 2002. For the three months ended September 30, 2003, production was 18,500 barrels of oil at an average price of US$33.52 per barrel. For the same period of 2002, production was 7,200 barrels of oil at an average price of US$27.03 and 13,000 mcf of natural gas at an average price of US$2.58.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of the ANEC's development and exploration activities, including the success of its current well drilling activities. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at www.sec.gov.


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